                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                           CROSS TIMBERS OIL COMPANY
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

Notes:

  CROSS TIMBERS OIL COMPANY
--------------------------------------------------------------------------------

  810 Houston Street, Suite 2000
  Fort Worth, Texas 76102



April 19, 1999



Dear Stockholder:

  On behalf of the Board of Directors, we invite you to attend the Annual Meeting of Stockholders to be held on the First Floor of the W. T. Waggoner Building, 810 Houston Street, Fort Worth, Texas, on Tuesday, May 18, 1999 at 10:00 a.m. local time.

  Matters to be voted upon are listed in the accompanying Notice of Annual Meeting. Additionally, we will review the Company's operating results for 1998 and our plans for the year ahead.

  WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED. PLEASE TAKE A MOMENT TO COMPLETE, SIGN AND MAIL THE ENCLOSED PROXY CARD AS SOON AS POSSIBLE. IF YOU PLAN TO ATTEND THE MEETING, YOU MAY REVOKE YOUR PROXY PRIOR TO OR AT THE MEETING AND VOTE IN PERSON.


Sincerely,


Bob R. Simpson                Steffen E. Palko
Chairman of the Board and     Vice Chairman and
Chief Executive Officer       President

     CROSS TIMBERS OIL COMPANY
--------------------------------------------------------------------------------

     810 Houston Street, Suite 2000
     Fort Worth, Texas 76102



NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 18, 1999



To the Stockholders of Cross Timbers Oil Company:

     The Annual Meeting of Stockholders of Cross Timbers Oil Company ("the Company") will be held on Tuesday, May 18, 1999, at 10:00 a.m. local time, on the First Floor of the W. T. Waggoner Building, 810 Houston Street, Fort Worth, Texas, for the following purposes:

     1. To elect two directors;

     2. To transact any other business that may properly come before the meeting or any adjournments thereof.

     By resolution of the Board of Directors, only stockholders of record as of the close of business on Monday, March 31, 1999, are entitled to receive notice of, and to vote at, the Annual Meeting.

     The Annual Report of the Company, including financial statements for the year ended December 31, 1998, accompanies this Proxy Statement.

     Your attention is directed to the Proxy Statement for further information about each of the matters to be considered.

     YOU ARE CORDIALLY INVITED TO ATTEND THE MEETING. WHETHER OR NOT YOU PLAN TO BE PRESENT, PLEASE DATE AND SIGN THE ACCOMPANYING PROXY CARD EXACTLY AS YOUR NAME APPEARS THEREON, INDICATING YOUR VOTES BY MARKING THE APPROPRIATE BALLOT BOXES, AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.

          By Order of the Board of Directors,



          Virginia Anderson
          Secretary

Fort Worth, Texas
April 19, 1999

     CROSS TIMBERS OIL COMPANY
--------------------------------------------------------------------------------

     810 Houston Street, Suite 2000
     Fort Worth, Texas 76102


PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 18, 1999

     This Proxy Statement is provided in connection with the solicitation of proxies by the Board of Directors of Cross Timbers Oil Company ("the Company") for the Annual Meeting of Stockholders to be held on Tuesday, May 18, 1999, and any adjournment thereof. This Proxy Statement and the accompanying form of proxy are first being mailed to stockholders on or about April 19, 1999. The Annual Meeting is called for the purposes stated in the accompanying notice of the meeting.

SHARES OUTSTANDING AND VOTING RIGHTS

     All stockholders of record of the Company's $.01 par value common stock ("Common Stock") and $.01 par value Series A Convertible Preferred Stock ("Preferred Stock") as of March 31, 1999 are entitled to vote at the Annual Meeting. As of that date, there were 44,727,256 shares of Common Stock and 1,138,729 shares of Preferred Stock issued and outstanding. Each share of Common Stock is entitled to one vote and each share of Preferred Stock is entitled to 2.16 votes (with any resulting fractional votes rounded to the nearest whole number) on each matter to be voted on at the Annual Meeting. Stockholders are not entitled to vote cumulatively for the election of directors or on any other matter.

     The Board of Directors requests that you execute and return the proxy promptly, whether or not you plan to attend the Annual Meeting. A majority of the outstanding shares entitled to vote must be represented in person or by proxy at the Annual Meeting in order to constitute a quorum.

     A proxy marked "abstain" on a matter will be considered to be represented at the Annual Meeting but not voted on such matter and will have the same effect as a vote "against" the matter. Shares registered in the names of brokers or other "street name" nominees for which proxies are voted on some but not all matters will be considered to be voted only as to those matters actually voted, and will not be voted or considered as shares present on any matters for which such shares were not voted because the beneficial holder did not provide voting instructions (commonly referred to as "broker non-votes").

     If a proxy is properly signed and is not revoked by the stockholder, the shares it represents will be voted at the Annual Meeting in accordance with the stockholder's instructions. If no specific voting instructions are designated, the shares will be voted as recommended by the Board of Directors.

     A proxy may be revoked at any time before it is voted at the Annual Meeting. A stockholder may revoke a prior-dated proxy by executing and delivering a subsequent proxy relating to the same shares or by attending the Annual Meeting and voting in person at that time. Otherwise, revocation of a proxy must be communicated in writing to the Secretary of the Company at its principal office, 810 Houston Street, Suite 2000, Fort Worth, Texas 76102.

COST OF SOLICITATION

     The Company will bear the cost of soliciting proxies, including the charges and expenses of brokerage firms and other custodians, nominees and fiduciaries for forwarding proxy materials to beneficial owners of Common Stock. Solicitations will be made primarily by mail, but certain directors, officers or other employees of the Company may solicit proxies in person, by telephone or by other means. Such persons will not receive special compensation for such solicitation services. The Company has engaged ChaseMellon Shareholder Services, L.L.C., to solicit proxies from brokers, banks, nominees and other institutional holders for a fee of $5,000 plus reimbursement for all reasonable out-of-pocket expenses.

ITEM 1.   ELECTION OF DIRECTORS

     In accordance with the Bylaws of the Company, the members of the Board of Directors are divided into three classes, in as equal number as possible, with staggered three-year terms. Each director's term of office continues until the third Annual Meeting of stockholders following his election to office and until a successor is duly elected and qualified. The terms of Class III, Class I and Class II directors expire at the Annual Meeting of stockholders in 1999, 2000 and 2001, respectively.

     The Board of Directors has nominated Jack P. Randall and J. Richard Seeds for election as directors in Class III. Class III directors will serve for three-year terms continuing until the Annual Meeting in May 2002 and until their successors are elected and qualified. All nominees are currently serving as directors and have consented to serve for their new terms. Biographical information (including ages as of April 1, 1999) follows for each person nominated, as well as for each director whose term in office will continue after the Annual Meeting.

     It is the intention of those persons named on the accompanying proxy to vote in favor of the three nominees listed below. Should any one or more of these nominees become unavailable for election, the proxies may be voted with discretionary authority for any substitute recommended by the Board. Directors are elected by a majority of the votes of stockholders present in person or represented by proxy at the Annual Meeting.

     If all nominees are elected, the Board will comprise the following six members, of which three are nonemployee directors and three are directors who are executive officers of the Company, and one advisory director.


NOMINEES FOR DIRECTOR

--------------------------------------------------------------------------------
C L A S S   I I I   (Term expires 2002)
--------------------------------------------------------------------------------

JACK P. RANDALL     Age 49. Mr. Randall was appointed by the Board in August
                    1997. He is the president and co-founder of Randall & Dewey, Inc., an oil and gas consulting firm. Prior to that, he was with Amoco Production Company (1975-1989) where he was Manager of Acquisitions and Divestitures for seven years.

J. RICHARD SEEDS    Age 53. Mr. Seeds has been a director of the Company since
                    July 1996. From May 1997 to present, Mr. Seeds has served as
                    Executive Vice President. From August 1993 to May 1997, Mr.
                    Seeds was Career Guidance Counselor with the Springtown
                    Independent School District. Mr. Seeds was an independent personal investment manager and a consultant to the San Juan
                    Basin Royalty Trust, the Permian Basin Royalty Trust and the
                    Cross Timbers Royalty Trust from 1986 to 1993. Mr. Seeds was
                    Vice President of Finance and Controller of Southland
                    Royalty Company (1979-1986) and Controller of Southland
                    Royalty Company (1977-1979).

DIRECTORS CONTINUING IN OFFICE

--------------------------------------------------------------------------------
C L A S S   I       (Term Expires 2000)
--------------------------------------------------------------------------------

STEFFEN E. PALKO    Age 48. Mr. Palko has been a director of the Company since
                    1990. A co-founder of the Company with Mr. Simpson, Mr.
                    Palko has been Vice Chairman and President or held similar positions with the Company and its predecessors since 1986.
                    Mr. Palko was Vice President-Reservoir Engineering of
                    Southland Royalty Company (1984-1986) and Manager of
                    Reservoir Engineering of Southland Royalty Company (1982-
                    1984).

J. LUTHER KING, JR. Age 58. Mr. King has been a director of the Company since
                    1991. Since 1979, Mr. King has served as President, Principal and Portfolio Manager/Analyst of Luther King Capital Management Corporation, an investment management firm of which Mr. King is the majority shareholder. Previously, he was Vice President and Director of Lionel D. Edie & Company, an investment management firm.


--------------------------------------------------------------------------------
C L A S S    I I    (Term expires 2001)
--------------------------------------------------------------------------------

BOB R. SIMPSON      Age 50. Mr. Simpson has been a director of the Company since
                    1990. A co-founder of the Company with Mr. Palko, Mr.
                    Simpson has been Chairman since July 1, 1996 and has been Chief Executive Officer or held similar positions with the Company and its predecessors since 1986. Mr. Simpson was Vice President of Finance and Corporate Development of
                    Southland Royalty Company (1979-1986) and Tax Manager of
                    Southland Royalty Company (1976-1979).

SCOTT G. SHERMAN    Age 65. Mr. Sherman has been a director of the Company since
                    1990. Mr. Sherman has been sole owner of Sherman
                    Enterprises, a personal investment firm, for the past 12 years. Previously, Mr. Sherman owned and operated
                    Eaglemotive Industries, an automotive parts manufacturing company, for 18 years.

--------------------------------------------------------------------------------

ADVISORY DIRECTOR

     In May 1998, Dr. Lane G. Collins was elected by the Board of Directors to serve as an advisory director to the Board. An advisory director attends Board of Director meetings and meetings of Committees as to which he serves, but is not entitled to vote. Dr. Collins has been appointed to serve on the Audit and Compensation Committees. Dr. Collins, age 58, is a professor of accounting at Baylor University, where he has taught since 1978. Prior to that, Dr. Collins taught for five years at the University of Southern California, where he earned his doctorate in business administration.

DIRECTORS' COMPENSATION, BOARD MEETINGS AND COMMITTEES

     Employee directors receive no additional compensation for service on the Board of Directors. During 1998 each nonemployee director received 3,375 shares of Common Stock as compensation for services as director to the Company and was also granted 2,250 stock options pursuant to the 1998 Stock Incentive Plan. As advisory director, Dr. Collins received 1,125 stock options pursuant to the 1998 Stock Incentive Plan.

     The Board of Directors held seven meetings during 1998. Additionally, management frequently discusses Company matters with the directors on an informal basis. All directors attended at least 75 percent of the aggregate number of meetings of the Board and the Committees on which they served during 1998. The Board of Directors does not have a nominating committee. The permanent committees of the Board, number of meetings held during 1998, current membership and functions are as follows:

     AUDIT COMMITTEE (one meeting) - J. Luther King, Jr., Chairman and Scott G. Sherman. Jack P. Randall was the Chairman of the Audit Committee during 1998. The primary functions of the Audit Committee are to monitor the Company's internal accounting controls, review financial statements and related information, and review the services and fees of the independent auditors.

     COMPENSATION COMMITTEE (six meetings) - Scott G. Sherman, Chairman and J. Luther King. The primary functions of the Compensation Committee are to establish and approve the terms of employment of the Chairman and Vice Chairman and to review and approve management's recommendations concerning compensation of the other executive officers and certain other employees. The Compensation Committee also grants all stock options and royalty trust options and makes all decisions regarding interpretations of the Company's stock incentive and royalty trust option plans.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

     The following table sets forth as of February 1, 1999, the beneficial ownership of Common Stock by directors, the five executive officers named in the Summary Compensation Table, all directors and executive officers as a group, and all persons who were known to the Company to be the beneficial owners of more than five percent of the outstanding shares of Common Stock.

                                                            COMMON STOCK BENEFICIALLY OWNED (A)
                                                            -----------------------------------
                                                            NUMBER OF
   NAME                                                     SHARES                       PERCENT
   ---------------------------------------------            ---------                    --------
   DIRECTORS AND EXECUTIVE OFFICERS (B):
   Bob R. Simpson (C)...........................              1,422,789                      3.2%
   Steffen E. Palko (C).........................                926,428                      2.1
   J. Richard Seeds (C)(D)......................                107,745                        *
   J. Luther King, Jr. (E)......................                214,327                        *
   Jack P. Randall..............................                 25,625                        *
   Scott G. Sherman (D)(F)......................                105,263                        *
   Keith A. Hutton (C)..........................                144,365                        *
   Vaughn O. Vennerberg II (C)..................                110,540                        *
   Directors and executive officers as a group
     (15 persons) (C)...........................              3,705,006                      8.2

   CERTAIN BENEFICIAL OWNERS:
   Baron Capital Group, Inc. (G)................              5,835,325                     13.0
      767 Fifth Avenue, 24th Floor
      New York, NY  10153
   Demeter Holdings Corporation (H).............              5,234,113                     11.7
      c/o Charlesbank Capital Partners, LLC
      600 Atlantic Ave, 26th Floor
      Boston, MA 02210
   GSB Investment Management, Inc. (I)..........              2,513,001                      5.6
      301 Commerce St, Suite 2001
      Fort Worth, TX 76102

   ____________________________
*  Less than 1%

(A) Unless otherwise indicated, all shares listed are directly held with sole voting and investment power.

(B) Includes options, issued under the Company's Stock Incentive Plans that are exercisable within 60 days of February 1, 1999, to acquire Common Stock, as follows: Mr. Seeds, 32,250; Mr. King, 4,500; Mr. Randall, 2,250; Mr. Sherman, 18,000; Mr. Hutton, 39,900; V. Vennerberg II, 22,485; all directors and executive officers as a group, 195,135.

(C) Includes Common Stock that may be deemed to be beneficially owned pursuant to the terms of the Cross Timbers Oil Company 401(k) Plan that was held by such plan as of December 31, 1998.

(D) Includes shares of Common Stock that would be beneficially owned upon conversion of the Company's Series A Convertible Preferred Stock as follows:
    Mr. Seeds, 3,473; Mr. Sherman (owned by the Scott Sherman Family Limited Partnership), 69,263; all directors and executive officers as a group, 72,736.

(E) Includes 126,202 shares owned by LKCM Investment Partnership ("Investment Partnership"). Mr. King is the general partner and portfolio manager of the Investment Partnership. Mr. King is president of Luther King Capital Management Corporation, which is the investment advisor of the Investment Partnership. Luther King Capital Management Corporation and an affiliated company are also limited partners of the Investment Partnership. Mr. King has the power to direct the voting and disposition of these shares.

(F) Includes 80,513 common shares owned by the Scott Sherman Family Limited Partnership. See also (D) above.

(G) As reported on Schedule 13G filed as of December 31, 1997 and updated through December 31, 1998, Baron Capital Group, Inc. has shared power to vote and dispose of 5,835,625 shares.

(H) As reported on Schedule 13G, shares are owned at December 31, 1998 by Demeter Holdings Corporation ("Demeter") through its wholly owned subsidiary, White River Corporation. Demeter, a wholly owned subsidiary of the endowment fund of Harvard University, has the sole power to vote and dispose of 5,234,113 shares, subject to an investment management agreement between Charlesbank Capital Partners, LLC and Harvard University.

(I) As reported on Schedule 13G, GSB Investment Management, Inc. has sole power to vote on 1,102,658 shares, the sole power to dispose of 2,423,763 shares and the shared power to dispose of 89,238 shares at December 31, 1998.

EXECUTIVE COMPENSATION

     The table below provides information with respect to the Chief Executive Officer of the Company and the four other most highly compensated executive officers of the Company for the years ended December 31, 1998, 1997 and 1996.

SUMMARY COMPENSATION TABLE
----------------------------------------------------------------------------------------------------------------------------------

                                 ANNUAL COMPENSATION                      LONG-TERM COMPENSATION
                                 -----------------------------------      ------------------------------------
                                                                          RESTRICTED               SECURITIES
                                                        OTHER ANNUAL      STOCK                    UNDERLYING        ALL OTHER
NAME AND                         SALARY      BONUS      COMPENSATION      AWARD(S)                  OPTIONS/         COMPENSATION
PRINCIPAL POSITION         YEAR  ($)         ($)        ($)(A)            ($)                       SARS (#)         ($)(B)
-------------------------  ----  ---------   --------   ------------      -----------------         ----------       -------------
Bob R. Simpson             1998    481,250    525,000          -            720,000     (C)          225,000            17,107
  Chairman of the          1997    404,167    350,000          -          1,595,250     (D)          225,000            18,187
   Board and Chief         1996    309,299    300,000          -            477,500     (E)                -            17,785
   Executive Officer

Steffen E. Palko           1998    361,667    310,000          -            360,000     (C)          129,000            19,080
  Vice Chairman            1997    317,083    225,000          -            797,625     (D)          129,000            14,793
   and President           1996    302,215    200,000          -            358,125     (E)                -            17,586

J. Richard Seeds (F)       1998    235,833    165,000          -            216,000     (C)          145,000            10,000
 Executive Vice            1997    106,667    100,000          -                  -                   75,000             9,500
   President               1996          -          -          -                  -                        -                 -

Keith A. Hutton            1998    177,083    105,000          -                  -                   80,000            10,000
  Senior Vice              1997    134,495    103,000          -                  -                   63,000             9,500
   President-              1996    106,496     66,000          -             95,500     (E)           27,619             9,500
   Asset Development

Vaughn O. Vennerberg II    1998    161,667    100,000          -                  -                   67,500            10,000
  Senior Vice              1997    127,215    103,000          -                  -                   52,500             9,500
   President-Land          1996    104,112     66,000          -             95,500     (E)           14,175             9,500

_________________

(A) Amounts do not include perquisites and other personal benefits, securities or property, because the total annual amount of such compensation did not exceed the lesser of $50,000 or 10% of the total of annual salary and bonus reported for the named executive.

(B) Includes Company 401(k) Plan contributions for each officer of $10,000, $9,500 and $9,500 during 1998, 1997 and 1996, respectively. The remaining amounts for Messrs. Simpson and Palko represent life insurance premiums paid by the Company.

(C) Represents the value of 40,000, 20,000 and 12,000 performance shares of Common Stock granted on May 19, 1998 to Messrs. Simpson, Palko and Seeds, respectively, pursuant to the 1997 Stock Incentive Plan. The shares are valued at $18.00, the closing Common Stock price on May 19, 1998. These shares vest when the stock price first closes at or above $22.50. As of April 19, 1999, these performance shares have not vested. Based on the December 31, 1998 Common Stock closing price of $7.50, Mr. Simpson's restricted stock holdings of 40,000 shares had a year-end value of $300,000, Mr. Palko's restricted stock holdings of 20,000 shares had a year-end value of $150,000 and Mr. Seeds restricted stock holdings of 12,000 shares had a year-end value of $90,000. Quarterly Common Stock dividends are paid to holders of performance shares.

(D) Represents the value of 54,000 and 27,000 performance shares of Common Stock granted on May 20, 1997 and 54,000 and 27,000 performance shares of Common Stock granted on October 1, 1997 to Messrs. Simpson and Palko, respectively, pursuant to the 1997 Stock Incentive Plan. The performance shares granted on May 20, 1997 vested when the stock price closed at or above $16.67 on October 1, 1997; at that time, the additional 54,000 and 27,000 performance shares were granted that vested when the stock price closed at or above $20 on March 26, 1998. The shares are valued in the above table at $12.58 and $16.96, the closing Common Stock price on the grant dates of May 20, 1997 and October 1, 1997, respectively.

(E) Represents the value of 45,000, 33,750, 9,000 and 9,000 performance shares of Common Stock granted in 1996 to Messrs. Simpson, Palko, Hutton and Vennerberg, respectively, pursuant to the 1994 Stock Incentive Plan. Performance shares vested when the Common Stock price closed at or above $13.33 on January 13, 1997. These shares are valued in the above table at $10.61 per share, the closing Common Stock price on the grant date of November 20, 1996.

(F) Mr. Seeds became an employee of the Company in May 1997.

STOCK INCENTIVE PLANS

    The Company adopted the 1991 Stock Incentive Plan ("the 1991 Plan"), the 1994 Stock Incentive Plan ("the 1994 Plan"), the 1997 Stock Incentive Plan ("the 1997 Plan") and the 1998 Stock Incentive Plan ("the 1998 Plan") to provide incentives for officers, other key employees and nonemployee directors. In 1998, the Company adopted the 1998 Royalty Trust Option Plan ("the Royalty Trust Plan") to provide incentives for key employees.

    Shown in the tables below are Option/SAR grants during 1998, Option/SAR exercises during 1998 and Option/SAR values as of December 31, 1998 for officers named in the Summary Compensation Table.

OPTION/SAR GRANTS IN 1998
---------------------------------------------------------------------------------------------------------------------------------
INDIVIDUAL GRANTS
----------------------------------------------------------------------------------------


                                              PERCENTAGE
                               NUMBER OF      OF TOTAL                                     POTENTIAL REALIZED VALUE
                               SECURITIES     OPTIONS/                                     AT ASSUMED ANNUAL RATES OF
                               UNDERLYING     SARS                                         STOCK PRICE APPRECIATION
                               OPTIONS/       GRANTED TO  EXERCISE                         FOR OPTION TERM (A)
                               SARS           EMPLOYEES   PRICE            EXPIRATION      ---------------------------------
NAME                           GRANTED        IN 1998     ($/SHARE)        DATE              5% ($)             10% ($)
-----------------------------  ----------     --------    ----------       ---------       ---------        ----------------
Bob R. Simpson                    225,000       16.2%       18.06           5/19/08         2,555,400             6,477,200
Steffen E. Palko                  129,000        9.3%       18.06           5/19/08         1,465,100             3,713,600
J. Richard Seeds                   60,000        4.3%       15.54           2/17/08           586,200             1,486,200
                                   85,000        6.1%       18.06           5/19/08           965,400             2,447,000
Keith A. Hutton                    15,000        1.1%       15.54           2/17/08           146,600               371,600
                                   65,000        4.7%       18.06           5/19/08           738,200             1,871,200
Vaughn O.                          15,000        1.1%       15.54           2/17/08           146,600               371,600
   Vennerberg II                   52,500        3.8%       18.06           5/19/08           596,300             1,511,300


(A) Based on the fair market value at the date of grant and the stated annual appreciation rate, compounded annually, for the option term of ten years. The assumed annual appreciation rates of 5% and 10% were established by the Securities and Exchange Commission and therefore are not intended to forecast possible future appreciation, if any, of the Common Stock. However, the total potential realized value shown for the above named executives represents less than 1.5% of the total appreciation all stockholders would realize.


AGGREGATED OPTION/SAR EXERCISES IN 1998 AND 12/31/98 OPTION/SAR VALUES
----------------------------------------------------------------------

                                                    NUMBER OF SHARES                 VALUE OF
                    SHARES                          UNDERLYING UNEXERCISED           UNEXERCISED IN-THE-MONEY
                    ACQUIRED                        OPTIONS/SARS AT 12/31/98 (#)     OPTIONS/SARS AT 12/31/98 (A) ($)
                    ON EXERCISE    VALUE            ----------------------------     --------------------------------
NAME                (#)            REALIZED ($)     EXERCISABLE    UNEXERCISABLE     EXERCISABLE     UNEXERCISABLE
------------------  --------       ------------     -----------    -------------     -----------     -------------
Bob R. Simpson      225,000         1,791,000             -           225,000              -                -
Steffen E. Palko    129,000         1,026,600             -           129,000              -                -
J. Richard Seeds     75,000           597,000        32,250           115,000              -                -
Keith A. Hutton      63,000           501,480        39,900            72,500              -                -
Vaughn O.
   Vennerberg II     52,500           417,900        22,485            60,000              -                -

_______________
(A) The exercise price of the unexercised options exceeds the 12/31/98 Common Stock closing price of $7.50.

COMPENSATION ARRANGEMENTS

     The Company's bonus plans are designed to reward employees for exceptional performance and significant contributions to the Company's success. Bonuses are generally paid annually or semiannually to employees in certain executive, professional, supervisory or other key management positions. All bonuses are dependent upon an employee's performance exceeding requirements and the Company's profitability and ability to provide returns to investors.

     The Company sponsors a 401(k) benefit plan that allows employees to contribute and defer a portion of their wages. All employees over 21 years of age and with at least three months of service with the Company may participate. Employee contributions of up to 10% of wages are matched by the Company. Employee contributions vest immediately while the Company's contributions vest 100% after three years of service.


EMPLOYMENT AND SEVERANCE AGREEMENTS

     In February 1995, Messrs. Simpson and Palko entered into new employment agreements effective March 31, 1995 and ending on December 31, 1995, which automatically continue from year to year thereafter until terminated by either party upon thirty days written notice prior to each December 31. Pursuant to these agreements, Messrs. Simpson and Palko each receive an annual base salary of at least $300,000. In December 1997, the Committee increased the annual base salary of Messrs. Simpson and Palko to $450,000 and $340,000, respectively, and in December 1998, the Committee increased the annual base salary to $525,000 and $390,000, respectively. Each employment agreement provides that the employee is entitled to participate in any incentive compensation program established by the Company for its executive officers, in a manner approved by the Committee. The employee also receives $2,000,000 of life insurance, participates in the group medical and disability insurance plans of the Company and receives a $900 per month automobile allowance, plus $400 per month for fuel, oil, maintenance and insurance costs for automobiles. The agreements are subject to early termination upon the death or disability of the employee, or for cause. If an agreement is terminated because of death or disability, the compensation payments continue for the term of the agreement, reduced by the amount of disability insurance paid to the employee. If an agreement is terminated for cause, as defined, the Company is not required to make additional payments.

     The employment agreements further provide that the employee may terminate the agreement for "good reason," which means: failure to reelect the employee to his office, significant change in the employee's duties, reduction of or failure to provide typical increases in the employee's salary following a change in control of the Company, relocation of the employee to an office outside the Fort Worth/Dallas metropolitan area, breach of the agreement by the Company, or failure to maintain the employee's level of participation in the compensation and benefit plans of the Company. If the employee terminates his employment for good reason after a Change in Control (as defined below), or if the employee is terminated by the Company in anticipation of, or following, a Change in Control, the employee is entitled to a lump-sum payment of three times his most recent annual compensation. Such compensation includes annual management incentive compensation and planned level of annual perquisites, but generally excludes benefits received pursuant to the Company's stock incentive plans. In addition, the employee becomes fully vested in the Company's stock incentive plans upon any such termination. The lump-sum payment (including the value of full vesting in the Company's stock incentive plans) will be reduced to the maximum amount permitted under the Internal Revenue Code ("Code") that does not constitute a parachute payment, unless the employee elects to receive the full amount. (The Code defines a parachute payment as any severance payment, contingent upon a Change in Control, the aggregate present value of which is in excess of three times the employee's average annual compensation over the past five years.) If the termination for good reason occurs other than because of a Change in Control, the employee is entitled to severance pay in the amount that would have been paid him under the employment agreement had it not been terminated.

     A "Change in Control" of the Company under the employment agreements is deemed to have occurred only if: any person, or persons acting together as a group, shall become the direct or indirect beneficial owner of more than 50% of the Company's issued and outstanding voting equity securities; a change in the majority of the Board of Directors occurs within a twelve-month period (unless approved by the vote of two-thirds of the directors still in office who were directors at the beginning of such twelve-month period); or a plan or agreement is adopted, approved or executed to dispose of all or substantially all the assets or outstanding Common Stock of the Company.

     In June 1997, the Board of Directors approved severance protection plans ("Severance Plans") for all employees of the Company. Under the terms of the Severance Plans, an employee is entitled to receive a severance payment if a change of control in the Company occurs and either the employee is terminated within two years of the change of control or the employee terminates his employment after a stated period (the President and the Chief Executive Officer may terminate their employment after three months; Executive Vice Presidents or Senior Vice Presidents may terminate their employment after six months). The Severance Plans will not apply to any employee that is terminated for cause, for permanent disability, due to an employee's death, or by an employee's own decision for other than good reason (e.g., change of job status or a required move of more than 25 miles). If entitled to severance under the terms of the Severance Plans, the Chief Executive Officer and President will receive three times their annual salary and bonus and eighteen months medical, vision, and dental benefits and Executive Vice Presidents and Senior Vice Presidents will receive two and one-half times their annual salary and bonus and eighteen months medical, vision, and dental benefits.

     The Severance Plans also provide that if employees are subject to the 20% parachute excise tax, then the Company will pay the employee under the Severance Plan an additional amount to "gross up" the payment so that the employee will receive the full amount due under the terms of the Severance Plan after payment of the excise tax. Also, all stock options and performance shares granted under any existing stock incentive plan will become vested.

     Messrs. Simpson and Palko, who have severance benefits under their employment agreements as described above, may elect, within ten days of their termination of employment, to receive severance benefits provided under the Severance Plans in lieu of, but not in addition to, the severance benefits under their employment agreements.


REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

     In 1998, the Compensation Committee of the Board of Directors ("the Committee") was composed of Messrs. King and Sherman, both of whom are nonemployee directors of the Company. The Committee reviews the Company's executive compensation program, grants all stock options and makes all policy decisions regarding interpretations of the 1991 Plan, the 1994 Plan, the 1997 Plan, the 1998 Plan and the Royalty Trust Plan. The overall policy of the Company's executive compensation program is to attract, retain and reward executives who are capable of leading the Company in achieving its business objectives and strategies in a highly competitive industry.

     The Company participates in four major annual compensation surveys, prepared by independent consultants, that provide comparative compensation data for a broad group of domestic companies in the oil and gas industry. Guided by these surveys, compensation ranges are established and individual executive compensation is determined based upon the individual's responsibilities and performance. Participants in these surveys are not necessarily included in the Dow Jones Oil-Secondary Index, the industry index used by the Company in its Performance Graph. However, the Committee believes that these surveys provide the best available compensation data for the Company's most direct competition for executive talent.

     The Company generally sets its executive compensation at the upper range cash compensation of executives with competitors having similar responsibilities. Adjustments are made to account for cases in which the responsibilities of Company executives appear to differ from the responsibilities of executives of the companies surveyed. The Company's base salaries have historically been set near the median, so that bonuses, primarily determined by individual performance, will constitute a substantial portion of cash compensation. Annual bonus and other compensation to executive officers are determined by subjective and quantitative analysis of both corporate and individual performance, rather than using a predetermined formula.

TAX DEDUCTION LIMITATION FOR EXECUTIVE COMPENSATION

     Section 162(m) of the Internal Revenue Code generally limits the corporate tax deduction for compensation paid to executive officers named in the Summary Compensation Table to $1 million, unless certain requirements are met. During 1998, Mr. Simpson received compensation exceeding the maximum deductible amount. Because the Company's stock incentive plans comply with Section 162(m), the tax deductions available to the Company when executive officers exercise their existing stock options or when their performance shares vest will not be applied against the $1 million limit. The Compensation Committee intends to monitor compensation paid to the Company's executive officers so that the corporate tax deduction is maximized, while maintaining the flexibility to attract and retain qualified executives.

COMPENSATION OF THE CEO AND PRESIDENT

     The Committee sets the cash compensation of Messrs. Simpson and Palko. The Committee believes there is necessarily some subjectivity in setting cash compensation of the Company's executive officers and does not use predetermined performance criteria when setting such cash compensation. In determining appropriate cash compensation levels, the Committee subjectively and quantitatively analyzes the individual's performance, the performance of the Company and the individual's contribution to that performance. Specific factors considered in setting bonus levels include the Company's operational and financial results, success of the Company's acquisition and development programs, including significant proved reserve increases, and prudent management of the Company's capital structure. The Committee also considers the executive's level and scope of responsibility, experience, and the compensation practices of competitors for executives of similar responsibility. The Committee does not establish predetermined maximum bonuses.

     The minimum salaries of Messrs. Simpson and Palko are set by employment contracts approved by the Committee, as described under "Employment and Severance Agreements" above. In setting 1998 bonuses for Messrs. Simpson and Palko, the Committee took into consideration their roles in formulating goals and implementing the strategy resulting in record levels of oil and gas production. The Committee also took into consideration the Company's acquisition of more than $300 million in producing properties, including the ability to react quickly to evaluate and negotiate an acquisition of 232 billion cubic feet of gas equivalent in East Texas, which established a new core area. These significant achievements increased stockholder value and laid the foundation for achieving above average production growth rates.

     The Committee relies heavily upon stock-based incentives, including stock options, stock appreciation rights and performance shares to compensate the executive employees of the Company. The Committee believes that stock-based incentives encourage and reward effective management that results in long-term corporate financial success, as measured by stock price appreciation. Stock-based incentives awarded to Messrs. Simpson and Palko and other executive employees are based on the Committee's subjective evaluation of the employee's ability to influence the Company's long-term growth and profitability and to reward outstanding individual performance and contributions to the Company.

     Pursuant to the 1998 Plan, the Compensation Committee awarded 225,000 and 129,000 stock options at a grant price of $18.06 per share to Messrs. Simpson and Palko, respectively, on May 19, 1998. In accordance with the grant, one-half of these stock options vest when the Common Stock price first closes at or above $25.00. The balance of the stock options vest to Messrs. Simpson and Palko when the Common Stock price closes at or above $30.00. The options will vest over a five-year period should the stock price remain below the above target prices. Pursuant to the 1997 Plan, the Committee also awarded 40,000 and 20,000 performance shares to Messrs. Simpson and Palko, respectively, on May 19, 1998 (when the Common Stock closing price was $18.00 per share) that vest when the Common Stock price first closes at or above $22.50.

                            Compensation Committee:
                            ----------------------
                              J. Luther King, Jr.
                               Scott G. Sherman

PERFORMANCE GRAPH

     Common Stock of the Company began trading publicly on May 12, 1993. The following graph compares the percentage change in the cumulative total stockholder return on the Common Stock against the total return of the S&P 500 Index and the Dow Jones Oil-Secondary Index for the period of December 31, 1993 to December 31, 1998. The graph assumes that $100 was invested in Common Stock and each index on December 31, 1993 and that all dividends were reinvested.


                COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN
              AMONG CROSS TIMBERS OIL COMPANY, THE S&P 500 INDEX
                    AND THE DOW JONES OIL-SECONDARY INDEX

         Measurement    Cross Timbers           S&P         Dow Jones Oil-
            Date         Oil Company           Index       Secondary Index
         -----------    -------------         ------       ----------------
            12/93            100                100              100

            12/94            107                101               97

            12/95            129                139              112

            12/96            186                171              138

            12/97            279                229              147

            12/98            128                294              107

     This performance graph shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.


RELATIONSHIPS AND TRANSACTIONS WITH MANAGEMENT AND OTHERS

     In August 1998, the Board of Directors authorized the use of the Company's investment securities held in the Company's brokerage accounts to provide credit support for the margin accounts of the following executive officers: Messrs. Simpson, Palko, Seeds, Vennerberg and Louis G. Baldwin, Senior Vice President and Chief Financial Officer. The Board of Directors made this assistance available to avoid the executive officers having to sell their shares of Common Stock at depressed prices, to prevent downward pressure on the market price of the Common Stock as a result of sales by the executive officers, and to allow the executive officers to retain their shares and more closely align their interests with those of the Company's shareholders.

     This credit support was accomplished pursuant to a written agreement between the Company and each of the executive officers. The agreement also provides that at any time that the executive officer's account is receiving credit from the Company's margin account, the officer may not purchase additional securities in his account or otherwise engage in any transaction that would increase the margin requirements for his account, or withdraw from any account any funds or securities. In order to provide this credit support, the Company agreed to pay the executive officers' indebtedness on their margin accounts in the event the value of the Common Stock in their margin accounts continued to decline and the executive officers failed to satisfy the debt.

     As a result of the continued decline of the market price of the Common Stock, in December 1998 the Board of Directors authorized the Company to lend funds directly to the executive officers to reduce their brokerage account margin debt. These loans are full recourse and due in five years. The notes bear interest at the Company's borrowing rates under its bank revolving credit agreement, which was 6.5% at March 1, 1999.

     The following table shows, for each executive officer, the largest amount outstanding during 1998 and the amount outstanding as of March 1, 1999 of each executive officer's margin debt and each promissory note.

                                 MARGIN DEBT                         PROMISSORY NOTE
                                 --------------------------          --------------------------------

                                 LARGEST       AMOUNT                 LARGEST           AMOUNT
EXECUTIVE                        AMOUNT        OUTSTANDING            AMOUNT            OUTSTANDING
OFFICERS                         OUTSTANDING   MARCH 1, 1999          OUTSTANDING       MARCH 1, 1999
----------------------           -----------   -------------          -----------       -------------
Bob R. Simpson                   $13,734,800     $7,278,255            $5,913,000         $5,913,000
Steffen E. Palko                   5,450,819      2,203,512                     -                  -
J. Richard Seeds                     412,943        297,117               121,310            121,310
Vaughn O. Vennerberg II              440,026        440,026                     -                  -
Louis G. Baldwin                     911,957        797,353               206,753            206,753

     Randall & Dewey, Inc. performed consulting services in 1998 in connection with the Company's acquisition of producing properties in Alaska's Cook Inlet. After the Company recovers its acquisition costs, including interest and subsequent property development and operating costs, Randall & Dewey, Inc. will receive, at its election, either a 20% working interest or a 1% overriding interest conveyed from the Company's 100% working interest in these properties. Randall & Dewey, Inc. also represented EEX Corporation in its sale to the Company of certain East Texas properties. For its services, EEX paid Randall & Dewey, Inc. a fee of $1,096,311. Mr. Randall, a director of the Company, is the president and 50% owner of Randall & Dewey, Inc.

     During 1998, the Company incurred fees of $146,094 and expenses of $15,047 with the law firm of Friedman, Young & Suder. A principal of Friedman, Young & Suder is the son-in-law of Mr. Sherman, a director of the Company.


BENEFICIAL OWNERSHIP REPORTING COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

     Section 16(a) of the Exchange Act requires directors and officers of the Company and persons who own more than ten percent of Common Stock to file with the Securities and Exchange Commission ("SEC") and the New York Stock Exchange initial reports of ownership and reports of changes in ownership of Common Stock. The SEC requires that copies of such reports be provided to the Company. To the Company's knowledge, based solely on the information furnished to the Company and written representations that no other reports were required, all applicable Section 16(a) filing requirements were complied with during and for the year ended December 31, 1998.

OTHER MATTERS

INDEPENDENT AUDITORS

     The Company retains Arthur Andersen LLP as its principal independent public accountants, as selected by the Board of Directors. Representatives of Arthur Andersen LLP will be present at the Annual Meeting to respond to appropriate questions from stockholders and to make a statement at the meeting should they desire to do so.


OTHER BUSINESS

     The Board does not know of any business to be presented for consideration at the Annual Meeting other than those matters described in this Proxy Statement. If any other matters should properly come before the meeting, however, it is intended that the persons named in the accompanying proxy will vote thereon in accordance with their best judgment.


SUBMISSION OF STOCKHOLDER PROPOSALS FOR THE 2000 ANNUAL MEETING OF STOCKHOLDERS

     Proposals of stockholders intended to be presented at the Company's 2000 Annual Meeting of Stockholders must be received at the Company's principal executive offices in Fort Worth, Texas, on or before December 20, 1999, to be considered for inclusion in the Company's proxy statement and accompanying proxy for that meeting.


ANNUAL REPORT AND FORM 10-K

     The Company's 1998 Annual Report, including audited financial statements, accompanies this Proxy Statement. A copy of the Company's Annual Report on Form 10-K for the year ended December 31, 1998, as filed with the Securities and Exchange Commission, will be furnished without charge to stockholders upon written request to: Investor Relations, Cross Timbers Oil Company, 810 Houston Street, Suite 2000, Fort Worth, Texas 76102.

                         By Order of the Board of Directors,


                         Virginia Anderson
                         Secretary


Fort Worth, Texas
April 19, 1999

PROXY

                           CROSS TIMBERS OIL COMPANY
            810 HOUSTON STREET, SUITE 2000, FORT WORTH, TEXAS 76102

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF CROSS TIMBERS OIL COMPANY
            FOR THE ANNUAL MEETING OF STOCKHOLDERS ON MAY 18, 1999

The undersigned hereby appoints Bob R. Simpson, Steffen E. Palko, J. Richard Seeds and Louis G. Baldwin and each of them as Proxies, each with the power to appoint his substitute, and hereby authorizes each of them to vote all shares of Cross Timbers Oil Company Common Stock and/or Preferred Stock which the undersigned may be entitled to vote at the Annual Meeting of Stockholders to be held at 10:00 a.m. on Tuesday, May 18, 1999 on the First Floor of the W.T. Waggoner Building, 810 Houston Street, Fort Worth, Texas, or at any adjournment thereof, upon the matters set forth on the reverse side and described in the accompanying Proxy Statement and upon such other business as may properly come before the meeting or any adjournment thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR THE NOMINEES LISTED HEREIN. AS TO SUCH OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING, THIS PROXY WILL BE VOTED BY THE PROXIES LISTED ABOVE ACCORDING TO THEIR DISCRETION.


--------------------------------------------------------------------------------

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL NOMINEES.

                                                             Please mark
                                                             your votes as [X]
                                                             indicated in
                                                             this example

1.  Election of Directors

CLASS III DIRECTORS (Three-Year Term):  Jack P. Randall, J. Richard Seeds

VOTE FOR ALL NOMINEES          VOTE WITHHELD       INSTRUCTION:  TO WITHHOLD
(except as marked -  See     as to ALL nominees                  AUTHORITY TO
   INSTRUCTION)                                                  VOTE FOR ANY
      [_]                           [_]                          INDIVIDUAL
                                                                 NOMINEE, STRIKE
                                                                 THROUGH THE
                                                                 NOMINEE'S NAME
                                                                 ABOVE.

SIGNATURE-------------------- SIGNATURE ------------------ DATE----------------

PLEASE SIGN EXACTLY AS YOUR NAME OR NAMES APPEAR HEREON. WHEN SIGNING AS ATTORNEY-IN-FACT, EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE GIVE FULL TITLE AS SUCH. JOINT OWNERS SHOULD EACH SIGN. IF A CORPORATION, SIGN IN CORPORATE NAME BY PRESIDENT OR OTHER AUTHORIZED OFFICER. IF A PARTNERSHIP, SIGN IN PARTNERSHIP NAME BY AUTHORIZED PERSON.